Exhibit 10.4

ALLIED NEVADA GOLD CORP.

RESTRICTED SHARE RIGHT GRANT LETTER

To:	Robert M. Buchan
Date:	July 3, 2007

This notice is to evidence that you have been granted 300,000 Restricted Share Rights in the following amounts and on the following terms:

Number of Restricted Share Rights awarded	Date(s) of expiry of applicable Restricted Period(s) (vesting dates)

100,000	July 3, 2008

100,000	July 3, 2009

100,000	July 3, 2010

This notice serves as a Restricted Share Right Grant Letter under section 3.06 of the Allied Nevada Gold Corp. Inc. (“Allied Nevada”) Restricted Share Plan (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan. In the event of any inconsistency between the terms of this Restricted Share Right Grant Letter and the Plan, the terms of the Plan shall govern.

Vesting of your Restricted Share Rights evidenced by this Restricted Share Right Grant Letter shall be subject to the terms of the Plan, the resolutions of the Board approving the grant and the administrative rules passed by the Committee under the Plan.

If you wish to defer the vesting of your Restricted Share Rights, you may do so in accordance with the terms of the Plan, the resolutions of the Board approving the grant and the administrative rules of the Committee under the Plan.

The Plan and the Restricted Share Rights granted to you hereunder are subject to the approval of the shareholders of Allied Nevada. In the event such approval is not obtained, your Restricted Share Rights to acquire Allied Nevada common shares issued from treasury will be replaced by equivalent rights to acquire the same number of Allied Nevada common shares to be purchased in the market by an independent trustee. The purchase will be funded by Allied Nevada and the terms of the replacement rights will be based substantially on the same terms and conditions as the Restricted Share Rights granted hereunder and the corresponding Plan. Your rights to acquire common shares purchased in the market by the trustee, shall be subject to the same 60 days prior election deferral feature as outlined in the Plan.

Dated this 3rd day of July, 2007.

ALLIED NEVADA GOLD CORP.

Name:	Scott Caldwell
Title:	President and Chief Executive Officer